FORBEARANCE AGREEMENT

     This Forbearance Agreement (the "Agreement") is made and entered into on March 18, 1998, by and between All-American Golf LLC, a California limited liability company ("All-American"), Saint Andrews Golf Corporation, a Nevada corporation ("Saint Andrews"), and Callaway Golf Company, a California corporation ("Callaway Golf"), and is made with reference to the following facts:

                                  RECITALS

     A. On or about June 13, 1997, All-American executed and delivered to Callaway Golf a Secured Promissory Note in the original amount of Five Million Two-Hundred Fifty Thousand Dollars ($5,250,000.00) (the "Note").

     B. The Note is secured pursuant to a Continuing Security Agreement dated June 13, 1997 by and between All-American and Callaway Golf (the "Security Agreement"), a Membership Interest Security Agreement dated June 13, 1997, by and between Callaway Golf and Saint Andrews (the "Membership Interest Security Agreement"), and a Deed of Trust dated June 13, 1997 executed by All-American in favor of Callaway Golf securing the Indenture of Lease dated June 13, 1997 by and between Urban Land of Nevada, a Nevada corporation, and Callaway Golf (the "Deed of Trust") (the Note, Security Agreement, Membership Interest Security Agreement and Deed of Trust are collectively referred to as the "Loan Documents").

     C. Callaway Golf and Saint Andrews are also parties to that certain Operating Agreement for All-American Golf LLC dated June 13, 1997 (the "Operating Agreement").

     D. Under the terms of the Note, All-American was obligated to commence making payments of interest accrued on the principal outstanding thereunder on December 21, 1997, and to make monthly installments of interest accrued on the principal outstanding on the same day of each month thereafter until the Maturity Date (as defined in the Note). All-American has failed to make the monthly interest installments due on December 21, 1997, January 21, 1998 and February 21, 1998, and has advised Callaway Golf that it will be unable to make the payments due on March 21 and April 21, 1998. There is past due and owing on account of accrued and unpaid interest on the Note $243,921.23 as of February 21, 1998, and including the payment due on March 21, 1998 of $43,750.00 and the payment due on April 21, 1998 of $43,750.00, as of April 21, 1998 there will be due and owing under the Note at least $331,421.23 (the "Arrears").

     E. As a result of the failure by All-American to make the payments referred to herein, the Note is presently in default. Callaway Golf has the immediate and unconditional right to proceed against All-American under the Note to collect amounts due under the Note and to exercise upon or enforce its rights to its collateral as set forth in the Loan Documents.

     F. All-American and Saint Andrews have requested Callaway Golf to forbear from proceeding against All-American and Saint Andrews under the Note and other Loan Documents and in connection therewith, have agreed to certain terms and conditions to provide the inducement for such forbearance.

     G. In addition, Saint Andrews has requested that Callaway Golf extend certain financial accommodations to All-American SportPark, Inc. ("SportPark"), a wholly-owned subsidiary of Saint Andrews. ACCORDINGLY, in consideration of Callaway Golf's forbearing from immediately proceeding against All-American and Saint Andrews under the Note and other Loan Documents, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1. Forbearance. Callaway Golf hereby agrees it will forbear from proceeding against All-American and Saint Andrews under the Note and other Loan Documents, subject to the terms and conditions herein below contained:

          1.1 Callaway Golf's agreement to forbear is expressly conditioned upon the following:

               (a) All-American shall timely make each payment due under the Note, commencing with the payment due on May 21, 1998.

               (b) In addition to the regularly scheduled Note payments, simultaneously with the making of each regularly scheduled payment under the Note, commencing with the payment due on May 21, 1998, All-American shall make additional monthly payments under the Note of $36,824.81, or more, to cure the Arrears, and shall continue to make such payments on the same day of each month thereafter until January 21, 1999, at which time All-American shall make a payment to Callaway Golf in an amount sufficient to pay in full the remaining unpaid Arrears.
               (c) In addition to the foregoing payments, on the tenth (10th) day of each month, commencing on June 10, 1998, and on the same day of each month thereafter until the Arrears shall be paid in full, All-American shall make an additional payment (each an "Excess Payment") to be applied to the Arrears in an amount equal to that amount that Cash from Operations (as defined in the Operating Agreement) for the previous calendar month shall exceed $300,000.00. The payment of any Excess Payment shall not release All-American from thereafter tendering all regularly scheduled monthly payments required as a condition to the forbearance hereunder.

               (d) All-American's and Saint Andrews' continued compliance with the terms of the Loan Documents, subject, however, to the provisions of paragraphs 1.1(a), (b) and (c) above.

          1.2 Callaway Golf's agreement of forbearance shall expire on January 21, 1999 unless sooner terminated as provided herein or unless extended by written agreement between the parties.

          1.3 Notwithstanding Callaway Golf's agreement to forbear, Callaway Golf may (but shall not be obligated to) at any time take any action for the following purposes:

               (a)  To protect or preserve any of the security for the Note;

               (b) To appear in and defend any action affecting any of such security;

               (c) To take any action to effect the purposes and intent of this Agreement.

     2. Further Covenants. All-American and Saint Andrews further agree as follows:

          2.1 All-American and Saint Andrews shall execute any and all documents and take any action reasonably requested by Callaway Golf to effectuate the terms of this Agreement.

          2.2 That although Callaway Golf by this document agrees on certain conditions to forbear from exercising remedies under the Note and other Loan Documents, Callaway Golf has not waived any default or defaults or claims or rights that may exist now or may occur in the future except as otherwise provided herein; Callaway Golf does not waive or acquiesce, and this Agreement shall not be construed as a waiver or acquiesce in, any default or event of default under any agreement entered into between Callaway Golf and All-American or Saint Andrews; no failure to exercise and no delay in exercising, on the part of Callaway Golf, any right, remedy, power or privilege hereunder or under any other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other right, remedy, power or privilege or constitute an election of remedy; and the rights, remedies, powers and privileges hereunder and therein are cumulative and not exclusive of any rights, remedies, powers or privileges provided by law.

          2.3 During the time period in which the forbearance under paragraph 1 above shall remain in effect, All-American and Saint Andrews agree that any applicable statute of limitations to any cause or causes of action which Callaway Golf may have or hereafter acquire against All-American or Saint Andrews under or in connection with the Note or other Loan Documents shall be tolled.

          2.4 That each of the terms of the Note and other Loan Documents are hereby ratified and reaffirmed unconditionally, and shall remain in full force and effect.

     3.   Miscellaneous.

          3.1 This Agreement is entered into without any party having relied on any statement or representation of any adverse party. Each party represents and warrants that the party has been represented by legal counsel of that party's own free choice and that counsel has explained to that party the full legal effect of this Agreement and the arrangements referred to herein.

          3.2 The parties hereto confirm the accuracy of the Recitals set forth above, each of which are incorporated herein by reference.

          3.3 All representations, warranties, agreements and covenants made in this Agreement shall survive the closing and termination of this Agreement notwithstanding any investigation at the time made by or on behalf of either party.

          3.4 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. Except as otherwise specifically provided herein, no change, modification, addition or termination of this Agreement or any part hereof shall be valid unless it is in writing and signed by or on behalf of the party to be charged therewith.

          3.5 No waiver of any provision of this Agreement shall be effective unless in writing and signed by the parties to be charged with such waiver, and no waiver shall be deemed a continuing waiver or a waiver in respect to any subsequent breach or default either of a similar or of a different nature, unless expressly stated in writing.

          3.6 This Agreement shall be binding upon and shall inure to the benefit of the respective administrators, representatives, partners, partnerships, subsidiary organizations, successors, assignees of each of the parties hereto, and all other persons, firms, corporations, associations, partnerships or other entities wherever the context requires or admits.

          3.7 The parties hereto acknowledge that simultaneously herewith the Membership Interest Security Agreement is being modified to include as an additional "Secured Obligation" as defined thereunder Saint Andrews' obligations under a Guaranty dated March 18, 1998, pursuant to which Saint Andrews is guarantying all obligations of SportPark to Callaway Golf under a Promissory Note dated March 18, 1998 in the original stated principal amount of Three Million Dollars ($3,000,000.00) executed by SportPark in favor of Callaway Golf. The parties hereto consent to the modification of the Membership Interest Security Agreement and acknowledge and agree that (a) references to the Membership Interest Security Agreement in the Loan Documents shall include such agreement as it may be modified or amended from time to time, (b) an event of default under the Guaranty is a default under the Membership Interest Security Agreement (as amended) and that an event of default under the Membership Interest Security Agreement is a default under all of the Loan Documents, and (c) Callaway Golf may apply all recoveries under the Membership Interest Security Agreement to the Secured Obligations (as defined thereunder) in such order and in such amounts as Callaway Golf may determine in its sole and absolute discretion.

          3.8 This Agreement shall not be construed nor is it intended as an amendment or modification of the Note or other Loan Documents, but rather it simply memorializes the terms and conditions under which Callaway Golf is willing to temporarily forbear from exercising certain of its rights and remedies under the Note and other Loan Documents.

          3.9 Callaway Golf's agreement to forbear shall terminate immediately on the earlier to occur of (a) January 21, 1999, or (b) All-American's or Saint Andrews' default in the performance of or failure to comply with any of the terms or conditions hereof, or (c) the filing of a petition for relief under Title 11 of the United States Code or any successor provision by or against All-American or Saint Andrews. Upon such termination, and at all times thereafter, Callaway Golf may proceed to enforce any and all of its rights and remedies provided by the Note, this Agreement and the other Loan Documents or as otherwise provided by law.

          3.10 The obligations of each of the parties hereto are joint and several.

          3.11 In the event any litigation or contested proceeding arises between or among any party or parties to this Agreement relating to this Agreement, the prevailing party shall be entitled to recover, in addition to the cost provided by law, all actual costs, expenses and attorney's fees incurred, including any costs or attorney's fees incurred in connection with any bankruptcy, liquidation, reorganization or other debtor-relief proceeding of any party hereto.

          3.12 This Agreement shall be construed and enforced in accordance with California law.

          3.13 This Agreement may be executed by one or more of the parties in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement shall not be effective until executed by all parties hereto.

     Executed at San Diego, California on the date first above written.

ALL-AMERICAN GOLF LLC,
a California limited liability company
By:  SAINT ANDREWS GOLF CORPORATION,
     a Nevada corporation, Managing Member

By:/s/ Ron Boreta
    Ron Boreta, President

SAINT ANDREWS GOLF CORPORATION,
 a Nevada corporation

By:/s/ Ron Boreta
    Ron Boreta, President


CALLAWAY GOLF COMPANY,
a California corporation

By:/s/ Donald H. Dye
    Donald H. Dye, President and
    Chief Executive Officer